As filed with the Securities and Exchange Commission on April 28, 2017

Registration No. 333-198179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

MIDCOAST ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	61-1714064
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

MIDCOAST ENERGY PARTNERS, L.P.
2013 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Valorie Wanner

Corporate Secretary

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

(713) 821-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement No. 333-198179, originally filed by Midcoast Energy Partners, L.P. (the “Partnership”) on Form S-8 with the Securities and Exchange Commission on August 15, 2014 registering 3,750,000 Class A Common Units of the Partnership issuable under the Partnership’s 2013 Long-Term Incentive Plan (the “Registration Statement”).

The Partnership is filing this Post-Effective Amendment No. 1 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Partnership pursuant to the above referenced Registration Statement.

On April 27, 2017, the Partnership completed its previously-announced merger (the “Merger”) with Enbridge Holdings (Leather) L.L.C. (“Merger Sub”), a wholly owned subsidiary of Enbridge Energy Company, Inc. (“EECI”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of January 26, 2017, by and among the Partnership, Midcoast Holdings, L.L.C., the general partner of the Partnership (the “General Partner”), Merger Sub and EECI (the “Merger Agreement”). At the effective time, the Merger Sub merged with and into the Partnership, with the Partnership surviving the merger and continuing to exist as a Delaware limited partnership.

As a result of the Merger, the Partnership has terminated any offering of the Partnership’s Class A Common Units pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Partnership hereby removes from registration all of such securities of the Partnership registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 28, 2017.

MIDCOAST ENERGY PARTNERS, L.P.
(Registrant)

By:	Midcoast Holdings, L.L.C. its General Partner

By:	/s/ STEPHEN J. NEYLAND
Stephen J. Neyland
Vice President - Finance

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.